Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and between

LKQ CORPORATION

and

FRED J. HOPP

Dated as of October 26, 2004

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of 12:01 a.m. on the 26th day of October, 2004, by and between LKQ Corporation, a Delaware corporation (“LKQ”), and Fred J. Hopp (the “Shareholder”).

Recitals

Fred Hopp owns all of the issued and outstanding shares of capital stock of Foster Auto Parts, Inc., an Oregon corporation (“FAP”), Damascus U-Pull-It, Inc., an Oregon corporation (“Damascus”), U-Pull-It Tigard, Inc., an Oregon corporation (“Tigard”), Foster Auto Parts Longview, Inc., a Washington corporation (“Longview”), U-Pull-It Salem Auto Wrecking Inc., an Oregon corporation (“Salem”), and Brad’s Auto & Truck Parts, Inc., an Oregon corporation (“Brad’s”).  FAP is the sole member of Foster Auto Parts Beaverton LLC, an Oregon limited liability company (“Beaverton”).  FAP, Damascus, Tigard, Longview, Salem, Brad’s, and Beaverton are collectively referred to herein as the “Company” or the “Companies.”  The Shareholder desires to sell such shares to LKQ, and LKQ desires to purchase such shares from the Shareholder, all as herein provided and on the terms and conditions hereinafter set forth.

Covenants

In consideration of the mutual representations, warranties and covenants and subject to the conditions contained herein, the parties hereto agree as follows:

1.                                      Purchase and Sale of the Shares

The Shareholder agrees to and will sell, transfer, assign and deliver to LKQ at the Closing, and LKQ agrees to and will purchase and accept from the Shareholder, on the terms and subject to the conditions set forth in this Agreement, an aggregate of (a) 100 shares of common stock, $0 par value per share, of FAP, (b) 200 shares of common stock, $0 par value per share, of Damascus, (c) 100 shares of common stock, $0 par value per share, of Tigard, (d) 100 shares of common stock of Longview, (e) 450 shares of common stock, $0 par value per share, of Salem, and (f) 100 shares of common stock, $0 par value per share, of Brad’s, constituting all of the issued and outstanding shares of capital stock of the Companies (the “Shares”).

2.                                      Purchase Price

2.1                               Amount of the Purchase Price.  As consideration for the Shares (the “Purchase Price”), LKQ agrees, subject to the terms, conditions and limitations set forth in this Agreement:

2.1.1  to pay to or for the account of the Shareholder in the  manner specified in Section 3.2 hereof, the amount in cash set forth opposite his name on Exhibit A attached hereto (the “Cash Consideration”); and

2.1.2  to deliver to LaSalle Bank National Association (the “Escrow Agent”) the amount in cash set forth opposite its name on Exhibit A attached hereto (the “Escrow Funds”).

3.                                      Closing

3.1                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of LKQ, as soon as practicable after the satisfaction or waiver of the respective conditions of the parties set forth in Articles 7.0 and 8.0 hereof.  Throughout this Agreement, such date and time are referred to as the “Closing Date.”

3.2                               Procedure at the Closing.  At the Closing, the parties agree to take the following steps in the order listed below (provided, however, that upon their completion all such steps shall be deemed to have occurred simultaneously):

3.2.1  The Shareholder shall deliver to LKQ the certificates, instruments and other documents required to be delivered by the Shareholder pursuant to Section 7.0.

3.2.2  LKQ shall deliver to the Shareholder the certificates, instruments and other documents required to be delivered by LKQ pursuant to Section 8.0.

3.2.3  The Shareholder shall deliver to LKQ certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers.

3.2.4  LKQ shall pay to the Shareholder the Cash Consideration by wire transfer.

3.2.5  LKQ shall deliver to the Escrow Agent the Escrow Funds by wire transfer.

3.2.6 LKQ and the Shareholder shall execute and deliver a cross receipt acknowledging receipt from the other, respectively, of the Shares and the Purchase Price.

3.3                               Post Closing Financial Statements.  Within 45 days after the Closing Date, the Shareholder shall prepare at his expense and deliver to LKQ an unaudited balance sheet and income statement for the Company dated as of the Closing Date.  The financial statements prepared pursuant to this Section shall be calculated on the same basis, and using the same accounting methods and policies, as the December 31, 2003 financial statements of the Company referred to in Section 4.4 and the Company’s most recently filed U.S. federal income tax return (subject to customary adjustments to reflect the differences between cash basis tax or statutory accounting and accrual accounting for financial reporting purposes).

4.                                      Representations and Warranties of the Shareholder

In order to induce LKQ to enter into this Agreement and to consummate the transactions contemplated hereunder, the Shareholder makes the following representations and warranties with regard to the Company:

4.1                               Organization, Power and Authority of the Company.  Each Company is a corporation (or in the case of Beaverton, a limited liability company) duly organized and validly existing in good standing under the laws of the state of its incorporation or formation with corporate or limited liability company power and authority and all licenses and permits (except with respect to licenses and permits the failure to possess which would not have a Material

Adverse Effect) necessary to own or lease its properties and to carry on its business as it is now being conducted.  Each Company is legally qualified to transact business in each jurisdiction where it conducts business.

4.2                               Capital Stock of the Company.  The authorized, issued and outstanding capital stock or membership interests of each Company is set forth in Section 4.2 of the Disclosure Schedule attached hereto (the “Disclosure Schedule”).  All voting rights in each Company are vested exclusively in its shares of common stock or membership interests, and there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock or membership interests of any Company.  All of the issued and outstanding shares of common stock or membership interests of each Company are validly authorized and issued, fully paid and non-assessable.  There are no outstanding warrants, options or rights of any kind to acquire from any Company or the Shareholder any shares of common stock of any Company or securities of any kind, and there are no preemptive rights with respect to the issuance or sale of shares of capital stock of any Company.  No Company has any obligation to acquire any of its issued and outstanding shares of common stock or any other security issued by it from any holder thereof.

4.3                               No Subsidiaries .  Except as set forth in Section 4.3 of the Disclosure Schedule, no Company has any direct or indirect equity interest in any other person or entity.

4.4                               Financial Statements.  Set forth in Section 4.4 of the Disclosure Schedule are the following financial statements of each Company:

4.4.1  unaudited balance sheets at December 31, 2003 and July 31, 2004; and

4.4.2 unaudited statements of income and cash flows for the twelve months ended December 31, 2003 and seven months ended July 31, 2004.

Such financial statements (including the related notes thereto), have been prepared on a basis consistent with prior periods, present fairly the financial position of each Company as of their respective dates, and the results of operations and cash flows for each Company for the periods presented therein, and reflect all adjustments necessary for the fair presentation of results for the periods presented, except as set forth in Section 4.4 of the Disclosure Schedule.  The unaudited balance sheet of each Company at July 31, 2004 is referred to herein as the “2004 Balance Sheet.”

4.5                               Liabilities.  No Company has any material liabilities or obligations, either accrued, absolute, contingent or otherwise, except:  (i) to the extent reflected or taken into account in determining net worth in the 2004 Balance Sheet and not heretofore paid or discharged; (ii) to the extent clearly disclosed and specifically set forth in or incorporated by express reference in Section 4.5 of the Disclosure Schedule; and (iii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the 2004 Balance Sheet.

4.6                               Tax Matters.

4.6.1  Each Company has timely filed all tax returns and reports required to be filed by it, including without limitation all U.S. federal, state, local and foreign tax returns, and has paid in full all taxes and other charges which have become due.  The amounts provided in the 2004 Balance Sheet for each Company for taxes are adequate to cover all unpaid liabilities for all U.S. federal, state, local and foreign taxes and other charges which were accrued through, or applicable to the period ended, July 31, 2004 and for which the Company may be liable in its own right or as a transferee of the assets of, or successor to, any other person or entity (collectively, the “Taxes”), except as set forth in Section 4.6.1 of the Disclosure Schedule.  There is no tax deficiency proposed or, to the Company’s knowledge, threatened against the Company.  There are no material tax liens upon any property or assets of the Company.  The Company has made all payments of estimated taxes when due in amounts sufficient to avoid the imposition of any penalty.  The Shareholder shall be liable for all Taxes of or relating to the Company and its business, assets and operations attributable to periods (or portions thereof) ending on or prior to the Closing Date, and, other than any Tax liability which would not have been incurred but for a breach of this Agreement by the Shareholder, LKQ shall be liable for all Taxes of or relating to the Company and its business, assets and operations attributable to periods (or portions thereof) beginning after the Closing Date.  Liability of the Shareholder and LKQ under this Section shall include all fees and expenses reasonably incurred in connection with the defense of any claim for which they are liable.

4.6.2  All taxes and other assessments and levies which the Company was required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental entity or are being held by the Company for such payment, and all such withholdings and collections and all other payments due in connection therewith as of the date of the 2004 Balance Sheet are duly reflected on the 2004 Balance Sheet.

4.6.3  None of the tax returns of the Company is under audit or examination by any tax authority, and there are no outstanding agreements or waivers extending the statute of limitations applicable to any U.S. federal, state or foreign income tax returns of the Company for any period.

4.6.4  The Company has not consented to have the provisions of Section 341(f)(2) of the Internal Revenue Code of 1986 (the “Code”) apply, nor has the Company made any “qualified stock purchases,” as defined in Section 338 of the Code.

4.6.5  The Shareholder shall prepare or cause to be prepared at his expense all tax returns of or with respect to the Company that are required to be filed on or prior to the Closing Date, and all tax returns pertaining to taxable periods ending on or prior to the Closing.

4.7                               Real Estate.

4.7.1  The Company does not own any real estate.

4.7.2  Section 4.7 of the Disclosure Schedule accurately and completely sets forth, with respect to every parcel of real estate leased by the Company or to be leased pursuant to leases that will be executed simultaneous with this Agreement (the “Leasehold Premises”):  (i) the lessor and lessee thereof and the date and term of the lease governing such property; (ii) the location, including address, thereof; (iii) the legal description and the approximate size thereof; (iv) a brief description (including size, approximate year of completion, and function) of the principal improvements and buildings thereon, all of which were, as of the date construction was completed, and are, to the Company’s knowledge, within the property, set-back and building lines (applicable as of the date of construction) of the Leasehold Premises; and (v) the nature and amount of any mortgages, tax liens or other liens thereon (including without limitation any environmental liens).  The Company has previously delivered to LKQ accurate and complete copies of each of the leases covering the Leasehold Premises, and none of such leases has been amended or modified except to the extent that such amendments or modifications are disclosed in such copies or in Section 4.7 of the Disclosure Schedule.  All of the leases covering the Leasehold Premises are in full force and effect, and the Company is not in default or breach under the terms of any such lease.  No event has occurred which with the passage of time or the giving of notice or both would cause a breach of or default under the terms of any such lease.  The Company has no knowledge of any breach or anticipated breach by the other parties to any such lease.

4.7.3  The Company has a valid leasehold interest in each of the Leasehold Premises, free and clear of all liens, mortgages, pledges, charges, encumbrances, assessments, restrictions, covenants and easements or title defects of any nature whatsoever, except for liens for real estate taxes not yet due and payable, and such imperfections of title and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of such properties or otherwise impair business operations in any material respect and except as set forth in Section 4.7 of the Disclosure Schedule.

4.7.4  The buildings located on the Leasehold Premises (excluding the buildings located in Beaverton) are each in good operating condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the current operating needs of the Company.

4.7.5  Each parcel of the Leasehold Premises:  (i) has direct access to public roads or access to public roads by means of a perpetual access easement (except as set forth in Section 4.7 of the Disclosure Schedule), such access being sufficient to satisfy the current normal transportation requirements of the operations conducted at such parcel; (ii) is served by water, electricity and telephone utilities, in such quantity and quality as are sufficient to satisfy the current operating needs of the Company; and (iii) has the necessary and appropriate zoning (as a permitted use, conditional use or non-conforming use) as required by law to allow the Company to carry on its business as it is now being conducted.

4.7.6  The Company has not received any notice of (i) any condemnation proceeding with respect to any portion of the Leasehold Premises, and, to the Company’s knowledge, no proceeding is contemplated by any governmental authority; or (ii) any special assessment which may affect the Leasehold Premises (except as set forth in Section 4.7 of the Disclosure Schedule), and, to the Company’s knowledge, no such special assessment is contemplated by any governmental authority.

4.8                               Title to and Condition of Assets.  The Company has good and marketable title to all of its assets (other than the Leasehold Premises covered by Section 4.7), free and clear of all liens, mortgages, pledges, encumbrances or charges of every kind, nature, and description whatsoever, except those set forth in Section 4.8 of the Disclosure Schedule.  The fixed assets of the Company are in good operating condition, normal wear and tear excepted.  Section 4.8 of the Disclosure Schedule sets forth the following information regarding the fixed assets located at each of its business locations: (i) the book value at July 31, 2004 of each of the following categories of material fixed assets at such location: equipment, tools, office machinery and other fixed assets, (ii) the acquisition date of the fixed assets in each such category at such location, and (iii) the original cost and accumulated depreciation (including the amount and date of any appraisals) of the fixed assets in each such category at such location.  The inventory and supplies of the Company consist of items of a quality and quantity usable and salable in the normal course of the Company’s business at values in the aggregate at least equal to the values at which such items are carried on its books.  The automotive parts listed on the Company’s Hollander yard management system as inventory for sale by the Company (a) as of the Balance Sheet Date were located at one of the Companies’ facilities (except as set forth in Section 4.8 of the Disclosure Schedule) and were owned by the Company, and (b) as of the Closing Date will be located at one of the Companies’ facilities and owned by the Company (except as set forth in Section 4.8 of the Disclosure Schedule).  The values on the Companies’ financial statements of obsolete or slow-moving inventory and inventory of below standard quality, if any, have been written down to the lower of cost or realizable market values or have been written off.  The value at which such inventories are carried on the 2004 Balance Sheet reflects the Company’s normal inventory valuation policies, stating inventories at the lower of cost or market, all determined in accordance with past practices.

4.9                               Receivables.  The Company has previously delivered to LKQ a complete list of all receivables of the Company as of July 31, 2004 including due dates thereof, and including accounts receivable, factored accounts receivable, notes receivable and insurance proceeds receivable.  All of the receivables listed thereon or set forth or reflected in the 2004 Balance Sheet, were, as of the dates as of which the information is given therein, and as of the Closing Date all of the receivables of the Company will be, valid accounts receivable which are or will be current and collectible and which have been or will be, within 180 days after the Closing Date, collected in full except to the extent of an allowance for uncollectible receivables of 5%.  With respect to any receivables (net of a 5% allowance for uncollectible receivables) on the 2004 Balance Sheet that are not collected within 180 days after the Closing Date, the Shareholder shall then promptly pay the Company the amount of such uncollected receivables and the Company shall assign to the Shareholder its right to collect such receivables.

4.10                        Licenses and Permits.  Except with respect to licenses and permits the failure to possess which would not have a Material Adverse Effect, the Company possesses all licenses and other governmental or official approvals, permits or authorizations required to carry on its business as it is now being conducted. All such licenses, approvals, permits and authorizations are in full force and effect, the Company is in material compliance with their requirements, and no proceeding is pending or, to the Company’s knowledge, threatened to revoke or amend any of them.  Section 4.10 of the Disclosure Schedule contains an accurate and complete list of all such licenses, approvals, permits and authorizations.  Except as set forth in Section 4.10 of the Disclosure Schedule, none of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.11                        Proprietary Rights.  The Company possesses all proprietary rights, including without limitation patents, trade secrets, technology, know-how, copyrights, trademarks, trade names, assumed or “doing business as” names, and rights to any of the foregoing, necessary to carry on the Company’s business as now being conducted without, to the Company’s knowledge, conflict with valid proprietary rights of others.  Section 4.11 of the Disclosure Schedule contains an accurate and complete list of all such proprietary rights (the “Proprietary Rights”).  Except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Company owns all right, title and interest in and to all of the Proprietary Rights, (ii) there have been no claims made against the Company for the assertion of the invalidity, abuse, misuse, or unenforceability of any of such rights, and to the Company’s knowledge there are no grounds for the same, (iii) the Company has not received any notice of conflict with the asserted rights of others within the last five years, and (iv) to the Company’s knowledge, the conduct of the business of the Company has not infringed any such rights of others.

4.12                        Adequacy of Assets.  The assets and properties of the Company constitute, in the aggregate, all of the property necessary for the conduct of the Company’s business in the manner in which and to the extent to which it is currently being conducted.  To the Company’s knowledge,  no written or oral communication, fact, event or action has occurred within 90 days prior to the date of this Agreement which would tend to indicate that:  any current customer of the Company which will account for over 2% of the total consolidated net sales of the Company for the seven months ended July 31, 2004, or any current supplier to the Company of items essential to the conduct of its business, which items cannot be replaced by the Company at comparable cost to the Company and the loss of which would have a Material Adverse Effect, will terminate its business relationship with the Company.  The Company has no contracts or customer accounts that have been designated by the appropriate governmental authorities as a “small business set-aside” contract.  None of the Shareholder or any officer, director or employee of the Company, or any affiliate of any of them, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any person from whom or to whom the Company leases real or personal property, or in any other person with whom the Company is doing business, except as set forth in Section 4.12 of the Disclosure Schedule.  The Company is

not restricted by agreement from carrying on its business anywhere in the world, except for new equipment sales.

4.13                        Certain Documents and Information.  Section 4.13 of the Disclosure Schedule accurately and completely lists the following:  (i) each loan, credit agreement, guarantee, security agreement or similar document or instrument to which the Company is a party or by which it is bound and is not with a customer; (ii) each lease of personal property to which the Company is a party or by which it is bound; (iii) any other agreement, contract or commitment (other than real estate leases that will be executed simultaneous with this Agreement) to which the Company is a party or by which it is bound which involves a future commitment by the Company in excess of $25,000 and which cannot be terminated without liability on 90 days or less notice; (iv) each power of attorney executed by or on behalf of the Company; (v) the name and current annual compensation of (a) each employee of the Company who was hired subsequent to July 31, 2004 with a base annualized compensation in excess of $60,000; and (b) each employee of the Company whose current annual compensation is in excess of $60,000 per annum or whose annualized 2004 base salary exceeds $60,000, and the profit sharing, bonus or any other form of compensation (other than base compensation) paid or payable by the Company to or for the benefit of each such person for the year ending December 31, 2003, and any employment or other agreement of the Company with any of its officers or employees; (vi) the name of each of the officers and directors of the Company; (vii) the name of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or to have access thereto; (viii) all capital expenditures by the Company subsequent to July 31, 2004; and (ix) all fixed assets distributed or disposed of by the Company subsequent to July 31, 2004.  The Company has previously furnished LKQ with an accurate and complete copy of each such agreement, contract or commitment listed in Section 4.13 of the Disclosure Schedule.  There has not been any default in any obligation to be performed by the Company under any such instrument which would have a Material Adverse Effect.

4.14                        Insurance.  The Company carries insurance adequate in character and amount, with reputable insurers, covering all of its assets, properties and business, and has provided all required performance and other surety bonds.  Section 4.14 of the Disclosure Schedule accurately and completely lists each policy of insurance in force with respect to the Company, its assets and properties, and each of the performance or other surety bonds maintained by the Company in the conduct of its business.  All premiums and other payments which have become due under the policies of insurance listed in Section 4.14 of the Disclosure Schedule have been paid in full, all of such policies are now in full force and effect and the Company has not received notice from any insurer, agent or broker of the cancellation of, or any increase in premium with respect to, any of such policies or bonds except as listed in Section 4.14 of the Disclosure Schedule.  During the last five years, the Company has not received any notification from any insurer, agent or broker denying or disputing any claim made by any of them or denying or disputing any coverage for any such claim or the amount of any claim.  Except as set forth in Section 4.14 of the Disclosure Schedule, the Company does not to its knowledge have any claim against any of its insurers under any of such policies pending or anticipated, and there has been no occurrence of any kind which would give rise to any such claim.  Section 4.14 of the Disclosure Schedule sets forth the claims experience (including all open and closed claims) of the Company for the period from January 1, 2002 to the present, for workers’ compensation claims, general liability claims, auto liability claims, products liability claims and any other claims covered by any insurance policy the Company has ever possessed.

4.15                        Litigation.  Except as set forth in Section 4.15 of the Disclosure Schedule, there are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the Company’s knowledge, threatened, against or affecting the Company or any of the assets or properties of the Company and, to the Company’s knowledge, there is no basis for any of the foregoing.  There are no outstanding orders, decrees or stipulations issued by any U.S. federal, state, local or foreign judicial or administrative authority in any proceeding to which the Company is or was a party.

4.16                        Records.  The Company has previously furnished LKQ with copies of the Company’s articles of incorporation and all amendments thereto to date and of the Company’s bylaws, and such copies are correct and complete in all material respects.  All of the operating data and records of the Company, including without limitation customer lists and financial, accounting and credit records (the “Records”), are accurate and complete in all material respects and there are no material matters as to which appropriate entries have not been made therein.  A record of all actions taken by the Shareholder and the board of directors of the Company and all minutes of their meetings are contained in the minute books of the Company and are accurate and complete in all material respects.  The record books and stock ledgers of the Company contain an accurate and complete record in all material respects of all issuances, transfers and cancellations of shares of capital stock of the Company.

4.17                        No Material Adverse Change.  Since July 31, 2004, there have not been any changes in the business or properties of the Company, or in its financial condition, other than changes occurring in the ordinary course of business which in the aggregate have not had a Material Adverse Effect.  There is not, to the Company’s knowledge, any threatened or prospective event or condition which could reasonably be anticipated to have a Material Adverse Effect; provided the foregoing representation and warranty shall not extend to any general business, economic, financial, political, legal, regulatory or other event, condition or uncertainty that is not unique to the Companies but also affects others involved in the automobile parts industry.

4.18                        Absence of Certain Acts or Events.  Except as disclosed in Section 4.18 of the Disclosure Schedule, since March 31, 2004, the Company has not:  (i) authorized or issued any of its shares of capital stock (including any held in its treasury) or any other securities; (ii) declared or paid any dividend or made any other distribution of or with respect to its shares of capital stock or other securities or purchased or redeemed any shares of its capital stock or other securities; (iii) paid any bonus or increased the rate of compensation of any of its employees; (iv) sold, leased, transferred or assigned any of its material assets, other than in the ordinary course of business; (v) made or obligated itself to make capital expenditures aggregating more than $25,000; (vi) incurred any material obligations or liabilities (including any indebtedness) or entered into any material transaction, except for this Agreement and the transactions contemplated hereby; (vii) suffered any theft, damage, destruction or casualty loss in excess of $25,000; or (viii) repaid any long-term indebtedness.

4.19                        Compliance with Laws.  Except as set forth in Section 4.19 of the Disclosure Schedule, the Company is in compliance with all laws, regulations and orders applicable to it, its assets, properties and business, except where the failure so to comply would not have a Material Adverse Effect.  Except as set forth in Section 4.19 of the Disclosure Schedule, the Company has not received notification of any asserted past or present failure to comply with any laws, and, to the Company’s knowledge, no proceeding with respect to any such violation is contemplated.  Neither the Company nor, to the Company’s knowledge, any employee of the Company, has made any payment of funds in connection with the business of the Company prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

4.20                        Environmental Matters.

4.20.1 Definitions.  For purposes of this Agreement, the terms listed below shall mean the following:

“Above Ground Tanks” shall mean that term as defined in 40 C.F.R. § 260.10.

“Environmental Laws” means U.S. federal, state, regional, county and local administrative rules, statutes, codes, ordinances, regulations, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, and any similar items, relating to the protection of human health, safety, or the environment including without limitation:  (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) (42 U.S.C. §§ 9601 et seq.); (b) the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); (c) The Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§ 1802 et seq.); (d) the Resource Conservation and Recovery Act of 1976, as amended by the Solid and Hazardous Waste Act Amendments (“RCRA”) (42 U.S.C. §§ 6901 et seq.); (e) the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 (33 U.S.C. §§ 1251 et seq.) (the “Clean Water Act”); (f) the Safe Drinking Water Act (42 U.S.C. §§ 300h et seq.); (g) the Clean Air Act, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. §§ 1857 et seq.); (h) the Solid Waste Disposal Act, as amended by RCRA (42 U.S.C. § 6901 et seq.); (i) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (j) the Emergency Planning and Community Right-to-Know Act of 1986 (“EPCRA”) (42 U.S.C. §§ 11001 et seq.); (k) the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”) (7 U.S.C. §§ 136 et seq.); (l) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (m) the Radon Gas and Indoor Air Quality Reserve Act (42 U.S.C. §§ 7401 et seq.); (n) the National Environmental Policy Act of 1975 (42 U.S.C. §§ 4321 et seq.); (o) the Rivers and Harbors Act of 1899 (33 U.S.C. §§ 401 et seq.); (p) the Oil Pollution Act of 1990 (33 U.S.C. §§ 1321 et seq.); (q) the Endangered Species Act of 1973, as amended (16 U.S.C. §§ 1531 et seq.); (r) the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.); (s) North American Free Trade Act, (t) counterparts of any of the foregoing federal statutes enacted within or outside the United States or by any other nation, any U.S. state, region, county or local government (including any subdivisions thereof); (u) any and all laws, rules, regulations, codes, ordinances, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments enacted or promulgated under any of the foregoing, all as amended and as may be amended in the future, and (v) common law theories of nuisance, trespass, waste, negligence, and abnormally dangerous activities arising out of or relating to the presence of Hazardous Substances in the environment or work place.

“Governmental Authority” means (i) any government or political subdivision thereof whether domestic, national, state, county, municipal or regional or any other governmental entity; (ii) any agency or instrumentality of any such government, political subdivision or other government entity; (iii) any court, arbitral tribunal or arbitrator; and (iv) any non-governmental or quasi-governmental regulating body, to the extent that the rules, regulations or orders of such body have the force of law.

“Hazardous Substances” shall mean and be construed broadly to include any constituent, chemical, element, particle, compound, material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” or “special waste” under any Environmental Law and includes, but is not limited to, petroleum, petroleum by-products (including crude oil and any fraction thereof), waste oils, any hydrocarbon based substance, asbestos, asbestos-containing materials, urea formaldehyde and polychlorinated biphenyls.

“Permit” shall mean any approval, covenant, waiver, exception, order, permit, authorization, site-specific limitation, or license of any Governmental Authority relating to any Environmental Law or the use of land or any Company operations.

“Release” shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment, including without limitation the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any hazardous substance.

“Underground Storage Tanks” shall have the meaning given it in the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.).

4.20.2.  During the two (2) years prior to Closing, the Company has not transported, stored, treated or disposed, nor has it allowed or arranged for any third parties to transport, store, treat or dispose of Hazardous Substances or other waste to or at any location or in a manner that has resulted or could result in a liability under any Environmental Law, except as set forth in Section 4.20.2 of the Disclosure Schedule.  The Company has not disposed, or allowed or arranged for any third parties to dispose, of Hazardous Substances or other waste upon property owned or leased by it.

4.20.3  Except as set forth in Section 4.20.3 of the Disclosure Schedule, there has not occurred, nor is there presently occurring, a Release of any Hazardous Substance on,

into or beneath the surface of, or, to the Company’s knowledge, adjacent to, any parcel of the Leasehold Premises.

4.20.4  The Company has not transported or disposed, nor, to the Company’s knowledge, has it allowed or arranged for any third parties to transport or dispose, of any Hazardous Substance or other waste to or at a site which, pursuant to CERCLA or any similar state law, (i) has been placed on the National Priorities List or its state equivalent, or (ii) the Environmental Protection Agency or the relevant state agency has proposed or is proposing to place on the National Priorities List or its state equivalent.  The Company has not received any notice, and the Company has no knowledge of any facts which could give rise to any notice, that the Company is a potentially responsible party for a U.S. federal or state environmental response action or corrective action under CERCLA, RCRA or under any other Environmental Law.  The Company has not submitted nor was it required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leasehold Premises.  The Company has not received any request for information in connection with any environmental response under any Environmental Law.  The Company has not undertaken (or been requested to undertake) any environmental response action at the request of any federal, state or local governmental entity, or at the request of any other person or entity, at the Leasehold Premises.

4.20.5  Except as set forth in Section 4.20.5 of the Disclosure Schedule, the Company does not use, nor has it ever used, any Underground Storage Tanks or Above Ground Tanks, and there are not now nor have there  been Underground Storage Tanks or Above Ground Tanks on the Leasehold Premises during any period during which such premises were owned, occupied or controlled by the Shareholder or his affiliates.  Except as set forth in Section 4.20.5 of the Disclosure Schedule, there has been no Release from or rupture of any Underground Storage Tanks or Above Ground Tanks on the Leasehold Premises.

4.20.6  There are no friable asbestos containing materials in any of the principal improvements or buildings on the Leasehold Premises.

4.20.7  Except with respect to failures to comply which would not have a Material Adverse Effect, the Company is in compliance with all Environmental Laws governing the Leasehold Premises and the operations of the Company.  The Company has obtained and maintained in effect all approvals and permits necessary for operation of its business; no action to revoke or modify such approvals or permits is pending; and the Company is in compliance with such approvals and permits, except with respect to failures to comply which would not have a Material Adverse Effect.  There are no laws, regulations, ordinances, licenses, permits or orders relating to environmental or worker safety matters requiring any work, remediation, corrective actions, repairs, construction or capital expenditures with respect to the assets or properties of the Company.

4.20.8  Intentionally omitted.

4.20.9  The Company has provided LKQ with true, accurate and complete information pertaining to the environmental history of the Leasehold Premises during any period which such premises were owned, occupied or controlled by the Shareholder or his affiliates and has provided any information possessed or controlled by the Company regarding prior periods; however, the above representation does not cover information generated by sources other than the Company, but the Company does represent that it has no knowledge of the inaccuracy or incompleteness of such third-party information.  Section 4.20.9 of the Disclosure Schedule identifies (i) all environmental audits, assessments or occupational health studies relating to the assets, Leasehold Premises, properties or business of the Company undertaken by a Governmental Authority or the Company or any of their agents; (ii) the results of any groundwater, soil, air or asbestos monitoring undertaken with respect to the Leasehold Premises; (iii) all written communications, including without limitation warning notices, notices of violation, requests for information, complaints, demands, judgments, orders, consent orders or decrees between the Company and any federal, state or local environmental agencies or any person or entity within the applicable statutory limitations period; and (iv) all citations, penalties, orders, judgments, and decrees issued to the Company within the past ten years under the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.).

4.21                        Labor Relations.  Except as set forth in Section 4.21 of the Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the Company’s knowledge, there has been no effort by any labor union to organize any employees of the Company into one or more collective bargaining units.  There is not pending or, to the Company’s knowledge, threatened any labor dispute, strike or work stoppage which affects or which may affect the business of the Company or which may interfere with its continued operation.  Neither the Company nor, to the Company’s knowledge, any agent, representative or employee of the Company has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is not now pending or, to the Company’s knowledge, threatened any charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof.  There has been no strike, walkout or work stoppage involving any of the employees of the Company during the five-year period prior to the date hereof.  The Company is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

4.22                        Employee Benefits.

4.22.1  None of the Company, nor any corporation or business which is now or at the relevant time was a member of a controlled group of corporations or trades or businesses including the Company, within the meaning of Section 414 of the Code, maintains or contributes to, or at any time since January 1, 1994 maintained or contributed to:  (i) any non-qualified deferred compensation or retirement plans or arrangements; (ii) any qualified defined contribution retirement plans or arrangements; (iii) any qualified defined benefit pension plan; (iv) any other plan, program, agreement or arrangement under which former employees of the Company or their beneficiaries are entitled, or current employees of the Company will be entitled following termination of employment, to medical, health, life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or (v) any other employee benefit, health, welfare, medical, disability, life insurance, stock, stock purchase or stock option plan, program, agreement, arrangement or policy, except in each case as described in Section 4.22 of the Disclosure Schedule.  The plans described in Section 4.22 of the Disclosure Schedule are referred to herein as the “Plans.”

4.22.2  To the Company’s knowledge, the administration of the Plans complies in all respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plans meet any applicable requirements for favorable tax treatment under the Code in both form and operation.  To the Company’s knowledge, all of the Plans which constitute employee pension benefit plans or employee welfare plans subject to ERISA and the trusts or other funding vehicles related to the Plans have been maintained in compliance in both form and operation with the requirements of ERISA including, but not limited to, the preparation and filing of all required reports with respect to the Plans, the submission of such reports to the appropriate governmental authorities, the timely preparation and distribution of all required employee communications (including without limitation any notice of plan amendment which is required prior to the effectiveness of such amendments), the proper and timely purchase and maintenance of required surety bonds and the proper and timely disposition of all benefit claims.  The costs of administering the Plans, including fees for the trustee and other service providers that are customarily paid by the Company which are due and payable, have been paid or will be paid prior to the Closing Date or are reflected in the 2004 Balance Sheet.  There have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code with respect to any of the Plans or any parties in interest or disqualified persons with respect to the Plans or any reduction or curtailment of accrued benefits with respect to any of the Plans.  There are no pending or threatened claims, lawsuits, or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

4.22.3  All required contributions for all Plan years ending prior to the Closing Date have been made.  The Company has no plans, programs, agreements or arrangements, and has not made any other commitments to its employees, former employees or their beneficiaries, under which it has any obligation to provide any retiree or other employee benefit payments.

4.22.4  The Company has furnished LKQ with true and complete copies of:  (i) the Plans and any related trusts or funding vehicles, policies or contracts and the related summary plan descriptions with respect to each Plan; (ii) the most recent determination letters received from the Internal Revenue Service regarding the Plans and copies of any pending applications, filings or notices with respect to any of the Plans with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental agency; (iii) the latest financial statements and annual reports for each of the Plans and related trusts or funding vehicles, policies or contracts as of the end of the most recent plan year with respect to which the filing date for such information has passed; (iv) the reports of the most recent actuarial valuations of the

Plans; and (v) copies of all corporate resolutions or other documents pertaining to the adoption of the Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreement thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies of the trustees or of any committee thereunder.

4.23                        Warranties.  No product manufactured, sold, leased, or delivered by the Company, or work performed by it, is subject to any guaranty, warranty, or other indemnity, except as described in Section 4.23 of the Disclosure Schedule.  Each product manufactured, sold, leased, or delivered by the Company, and all work performed by it, has been in conformity with all applicable contractual commitments and all express and implied warranties (except with respect to failures to conform which would not have a Material Adverse Effect), and is free from defects.  No product manufactured, sold, leased, or delivered by the Company prior to the Closing shall be returned for refund after the Closing except to the extent of an allowance for returns of an amount equal to five percent (5.0%) of the total sales of the Company over the 90 day period ending on the Closing Date.

4.24                        Product Liability.  Except as set forth in Section 4.24 of the Disclosure Schedule, to the Company’s knowledge, the Company has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by it, or as a result of any work performed by it.

4.25                        Accuracy of Information.  No representation, statement or information made by the Company or the Shareholder in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

4.26                        Investment Bankers’ and Brokers’ Fees.  The Company does not have any obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.27                        Binding Obligation.  This Agreement has been duly executed and delivered by the Shareholder and is a valid and binding obligation of the Shareholder, enforceable in accordance with its terms.  Neither the execution and delivery of this Agreement by the Shareholder nor the consummation by him of the transactions and performance by him of the agreements contemplated hereby will:  (i) conflict with or violate any provision of the articles of incorporation or bylaws of the Company, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against the Shareholder or the Company or the assets or properties of the Company; or (ii) result in any breach of or default under or create in any party the right to accelerate, terminate, modify or cancel, any mortgage, contract, indenture, will, trust or other instrument which is either binding upon or enforceable against the Shareholder, the Company or the assets and properties of the Company.  No permit, consent, approval or authorization of, or declaration to or filing by the Shareholder or the Company with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions and performance by him of the agreements contemplated hereby, except for governmental approvals of license transfers necessitated by changes in the Company’s directors and officers.

4.28                        Status of the Shares.  The Shareholder is the lawful owner of all of the shares of the common stock of the Company, and the Shareholder has valid marketable title thereto, free and clear of all liens, pledges, encumbrances, restrictions on transfer, claims and equities of every kind.  Except for this Agreement, there are no outstanding warrants, options or rights of any kind to acquire from the Shareholder any of the shares of the Company’s common stock held by the Shareholder.

5.                                      Representations and Warranties of LKQ

In order to induce the Shareholder to enter into this Agreement and to consummate the transactions contemplated hereunder, LKQ makes the following representations and warranties:

5.1                               Organization, Power and Authority of LKQ.  LKQ is a corporation duly organized and validly existing under the laws of the State of Delaware.  LKQ has full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby.

5.2                               Due Authorization; Binding Obligation; Noncontravention.  This Agreement has been duly executed and delivered by LKQ and is a valid and binding obligation of LKQ, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by LKQ nor the consummation of the transactions and performance by LKQ of the agreements contemplated hereby will:  (i) conflict with or violate any provision of the certificate of incorporation or bylaws of LKQ or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against it; or (ii) result in a breach of or a default under or create in any party the right to accelerate, terminate, modify or cancel,  any mortgage, contract, indenture or other instrument which is either binding upon or enforceable against it.  No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by LKQ or the consummation by LKQ of the transactions and performance by it of the agreements contemplated hereby.

5.3                               Accuracy of Information.  No representation, statement or information made  by LKQ in this Agreement or the Disclosure Schedule contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.

5.4                               Investment Bankers’ and Brokers’ Fees.  LKQ has no obligation to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.                                      [INTENTIONALLY OMITTED]

7.                                      Conditions to the Obligations of LKQ

The obligations of LKQ to purchase the Shares shall be subject to the fulfillment (or waiver by LKQ) at or prior to the Closing Date of each of the following conditions:

7.1                               Opinion of Counsel.  LKQ shall have received an opinion dated the Closing Date from Ball Janik LLP, counsel for the Shareholder and the Company, in form and substance as set forth in Exhibit B-1.

7.2                               Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

7.3                               No Restraint.  No court or governmental regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

7.4                               No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which, in LKQ’s judgment, makes it inadvisable to proceed with the purchase of the Shares.

7.5                               Releases.  Each of the Company’s directors and officers shall have delivered to the Company and LKQ a release and waiver of any claim that he or she may have against the Company.

7.6                               Due Diligence.  LKQ shall have completed its due diligence investigation of the Company, and the results of such investigation shall be satisfactory to LKQ in LKQ’s sole discretion.

7.7                               Leases.  The applicable landlord shall have entered into a lease agreement, in form and substance as set forth in Exhibit C, with each of the Companies relating to each of the Leasehold Premises other than Beaverton.

7.8                               Good Standing Certificate.  The Shareholder shall have delivered to LKQ (a) a copy of the Articles of Incorporation of each Company, as amended to date, certified by the Secretary of State of its state of incorporation as true, complete and correct; and (b) a certified copy of a certificate from the appropriate Secretary of State evidencing that each Company is in good standing under the laws of the state of its incorporation.

7.9                               No Breach by the Shareholder.  The Shareholder shall have performed his obligations under this Agreement, and the representations and warranties of the Shareholder shall have been true in all material respects as of the Closing Date.

8.                                      Conditions to Obligation of the Shareholder

The obligation of the Shareholder to sell the Shares shall be subject to the fulfillment (or waiver by the Shareholder) at or prior to the Closing Date of each of the following conditions:

8.1                               Receipt of Necessary Consents.  All necessary consents or approvals of third parties to any of the transactions contemplated hereby shall have been obtained.

8.2                               No Restraint.  No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action which prohibits the consummation of the transactions contemplated by this Agreement, and each party agrees to use all reasonable efforts to remove any such prohibition on the consummation of the transactions contemplated by this Agreement.

8.3                               No Adverse Litigation.  There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit or invalidate the sale of the Shares to LKQ or any other transaction contemplated hereby, and which in the Shareholder’s judgment, makes it inadvisable to proceed with the sale of the Shares to LKQ.

8.4                               Corporate Action.  LKQ shall have taken all corporate action necessary to effect the purchase of the Shares, and shall have furnished the Shareholder with certified copies of resolutions duly adopted by its board of directors (or a committee thereof), in form and substance satisfactory to counsel for the Shareholder, in connection with the foregoing.

8.5                               Leases.  Each of the Companies shall have entered into a lease agreement, in form and substance as set forth in Exhibit C, with the applicable landlord relating to each of the Leasehold Premises other than Beaverton.

8.6                               Opinion of Counsel.  The Shareholder shall have received an opinion dated the Closing Date from the general counsel of LKQ, in form and substance as set forth in Exhibit B-2.

8.7                               No Breach by LKQ.  LKQ shall have performed its obligations under this Agreement, and the representations and warranties of LKQ shall have been true in all material respects as of the Closing Date.

9.                                      Indemnification

9.1                               Indemnification by the Shareholder. Subject to the terms and conditions of this Section, the Shareholder hereby agrees to indemnify, defend and hold harmless LKQ and its affiliates from, against, for, and in respect of any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) (collectively, “Damages”) incurred or suffered by them by reason of, resulting from, based upon or arising out of (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of the Shareholder contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit prepared by the Shareholder in connection herewith, (ii) any breach or partial breach of any covenant or agreement made by the Shareholder in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions of the Company or the Shareholder prior to the Closing Date, including matters disclosed in the Disclosure Schedule.

9.1.1  LKQ shall be entitled to recover Damages arising out of the inaccuracy or untruth of any representation or warranty of the Shareholder only if the aggregate amount of all such Damages exceeds $50,000, but shall then be entitled to recover all such Damages, including such $50,000 amount, provided that LKQ shall not be entitled to recover Damages exceeding  the Purchase Price; and provided further that such maximum aggregate limitation on recoverable Damages shall not apply to any claim based upon a breach of the representations and warranties made in Article 4 resulting from fraud or actually known by the Shareholder at the Closing Date and not disclosed.

9.1.2  Except as otherwise provided in Section 9.1.3, each of the representations and warranties made by the Shareholder in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date.  No claim for the recovery of Damages based upon the inaccuracy or untruth of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.1.2 or Section 9.1.3; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

9.1.3  Notwithstanding the foregoing provisions of Section 9.1.2, (i) the representations and warranties in Sections 4.1, 4.2, 4.25, 4.27 and 4.28 shall survive forever, subject to applicable statutes of limitation, (ii) the representations and warranties made in Section 4.6 shall in each case survive until the first anniversary of the later of (A) the date on which the applicable period of limitation on assessment or refund of tax has expired, or (B) the date on which the applicable tax year (or portion thereof) has been closed, and (iii) the representations and warranties made in Sections 4.19 and 4.20 shall survive until the sixtieth day following the expiration of the applicable statute of limitations.

9.1.4  Such indemnification obligation of the Shareholder shall be secured by the right, but not the obligation, of LKQ, in accordance with the provisions set forth below, to set-off against (a) the Escrow Funds held by the Escrow Agent (provided that notice of a potential claim for Damages is delivered by LKQ to the Shareholder during the first year after the Closing), or (b) amounts payable to the Shareholder or his affiliates under the Leases (excluding the Salem Lease and provided that notice of a potential claim for Damages is delivered by LKQ to the Shareholder during the second year after the Closing).  Upon notice to the Shareholder specifying in reasonable detail the basis for such set-off, LKQ and the Shareholder shall meet within twenty days thereafter (the “Meeting”) and attempt to resolve the dispute in good faith.  If the dispute is unresolved at the Meeting, the dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated. A list of arbitrators shall be reviewed by the Shareholder and LKQ from which one will be chosen using the applicable rules. The hearing shall be conducted as close as practicable to Portland, Oregon, unless both parties consent to a different location.  The hearing shall occur within sixty days after the Meeting.  The decision of the arbitrator shall be final and binding upon all parties.  Except to the extent it is exercised, such right of set-off against the Escrow Funds or the amounts payable under the Leases shall not limit or otherwise affect the obligation of the Shareholder to satisfy any indemnification obligation under this Section 9.1 directly.  Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit LKQ in any manner in the enforcement of any other remedies that may be available to it.   All interest earned on the Escrow Funds shall be added to and become a part of the Escrow Funds.  The sole purpose of the Escrow Funds is to provide a source of funds to pay any amount that the arbitrator determines is owed to LKQ pursuant to Section 9.1 of this Agreement.  Before asserting a claim against the Escrow Funds, LKQ must first assert a claim for indemnification under Section 9.1. of this Agreement.  LKQ shall not present a disbursement request under the Escrow Agreement until its claim for indemnification under Section 9.1 of this Agreement is resolved and then any disbursement request shall be consistent with the arbitrator’s resolution of LKQ’s claim for indemnification.  On the first anniversary of the Closing, the parties agree to deliver instructions to the Escrow Agent to disburse to the Shareholder all Escrow Funds that are not then subject to a pending claim of LKQ for indemnification under Section 9.1 of this Agreement.

9.2                               Indemnification by LKQ. Subject to the terms and conditions of this Section, LKQ does hereby agree, from and after the Closing Date, to indemnify, defend, and hold harmless the Shareholder from, against, for, and in respect of any and all Damages incurred by the Shareholder by reason of, resulting from, based upon, or arising out of:  (i) any inaccuracy, untruth, or incompleteness of any representation or warranty of LKQ contained in or made pursuant to this Agreement or in any certificate, schedule or exhibit furnished by LKQ in connection herewith; (ii) any breach or partial breach of any covenant or agreement of LKQ made in this Agreement, or (iii) any claim relating to any Environmental Law and based upon the actions of LKQ or the Company after the Closing Date.  The right of the Shareholder to be indemnified from and after the Closing Date shall be subject to each of the following principles or qualifications:

9.2.1  The Shareholder shall be entitled to recover Damages arising out of the inaccuracy of any representation or warranty of LKQ only if the aggregate amount of all such Damages exceeds $50,000, but shall then be entitled to recover all such Damages, including such $50,000 amount, provided that the Shareholder shall not be entitled to recover Damages exceeding, in the aggregate, the Purchase Price.

9.2.2  Each of the representations and warranties made by LKQ in this Agreement or pursuant hereto shall survive until the second anniversary of the Closing Date except that the representations and warranties made in Sections 5.1, 5.2 and 5.3 shall survive forever, subject to applicable statutes of limitation.  No claim for the recovery of Damages based upon the inaccuracy of such representations and warranties may be asserted after such representations and warranties shall be thus extinguished pursuant to this Section 9.2.2; provided, however, that claims first asserted in writing within the applicable period (whether or not the amount of any such claim has become ascertainable within such period) shall not thereafter be barred.

9.2.3  Upon notice to LKQ specifying in reasonable detail the basis for Damages, LKQ and the Shareholder shall meet within twenty days thereafter (the “Meeting”) and attempt to resolve the dispute in good faith.  If the dispute is unresolved at the Meeting, the dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated. A list of arbitrators shall be presented to the Shareholder and LKQ from which one will be chosen using the applicable rules. The hearing shall be conducted as close as practicable to Chicago, Illinois, unless both parties consent to a different location.  The hearing shall occur within sixty days after the Meeting.  The decision of the arbitrator shall be final and binding upon all parties.

10.                               Certain Additional Agreements

10.1                       Restrictive Covenants.

10.1.1  In order to assure that LKQ will realize the value and goodwill inherent in the Company, the Shareholder agrees with LKQ that he shall not, and none of his affiliates shall, directly or indirectly, either for himself or for any other person for a period of five years following the Closing Date: (i) engage in, represent, furnish consulting services to, be employed by or have any interest in (whether as owner, principal, director, officer, partner, agent, consultant, shareholder, member or otherwise) any business which would be competitive with any business conducted by LKQ anywhere within a one hundred (100) mile radius of the principal business location of any Company on the date hereof; provided, however, that the Shareholder may acquire and hold an aggregate of up to two percent of the outstanding shares of any corporation engaged in any such business if such shares are publicly traded in an established securities market; (ii) induce any customer of LKQ or its subsidiaries to patronize any such competitive business or otherwise request or advise any such customer to withdraw, curtail or cancel any of its business with LKQ or its subsidiaries; or (iii) solicit for employment, or assist any other person in soliciting for employment, any person employed by any of LKQ or its subsidiaries.  Notwithstanding the foregoing restrictions, PBE Leasing, Inc. (“PBE”) may sell automobile body shop equipment that it repossesses from a customer in the event PBE (a) first offers the Company the opportunity to purchase such equipment from PBE for the same amount that PBE will offer such equipment for sale to a third party, and (b) the Company declines to purchase such equipment.

10.1.2  If any provision of this Section 10.1, as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision or any other part of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.  If any such   provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable.

Upon breach of any provision of this Section 10.1, LKQ shall be entitled to injunctive relief, since the remedy at law would be inadequate and insufficient.  In addition, LKQ shall be entitled to such Damages as it can show it has sustained by reason of such breach.

10.2                        Tax Matters

10.2.1              LKQ and the Shareholder shall cooperate to prepare and file the final federal and state subchapter S corporation (or similar return for Beaverton, which is not a subchapter S corporation) tax returns for each of the Companies for the period ending on the Closing Date (the “Final Tax Returns” or “FTRs”).  All FTRs shall be prepared consistently with the allocation of the purchase price set forth in Exhibit D to this Agreement.  The Shareholder shall cause the drafts of each FTR to be prepared and delivered to LKQ not less than 30 days prior to the earlier of its due date (including any extensions approved by LKQ and the Internal Revenue Service) or the date it is filed and to consult with LKQ about the items shown on FTRs.  Each of LKQ and the Shareholder agree to provide access to any books and records of the Company in its or his respective possession to the extent necessary for the preparation of FTRs.  The Shareholder shall be responsible for the payment of any and all taxes shown on FTRs, including the tax imposed by Section 1374 of the Code, if any.

10.2.2              The Shareholder shall have the right to defend on behalf of the Company, and shall pay all professional fees and expenses incurred in connection with, any audit, administrative appeal, dispute or other claim (collectively, an “Audit”) by federal or state tax authorities with respect to FTRs and tax returns filed by the Company for any period ending prior to the Closing Date; provided, however, that the Shareholder shall not file on behalf of the Company any amended tax return or claim for refund for any period without the prior written consent of LKQ, which shall not be unreasonably withheld or delayed.  If any such Audit results in an additional tax liability to the Company, the Shareholder shall be responsible for the payment of the liability, together with any associated interest or penalties.  LKQ shall provide the Shareholder access to any books and records of the Company relating to periods prior to the Closing to the extent necessary to defend an Audit.  The Shareholder shall provide LKQ, promptly upon receipt thereof, copies of any information, correspondence, protests, notices, decisions or any related information provided to or received from any taxing authority with respect to such Audit and shall afford to LKQ the opportunity from time to time to discuss the progress of the Audit with the tax professionals retained by the Shareholder in connection with the Audit.

10.2.3              With respect to the acquisition of the shares of the Company by LKQ, the Shareholder and LKQ shall jointly make a timely election provided for by Section 338(h)(10) of the Code and the applicable regulations of the United States Treasury (and any comparable election under state or local laws).  The Shareholder and LKQ agree to execute at Closing (or, if requested by LKQ, as soon as reasonably possible thereafter) any and all forms necessary to effectuate the Section 338(h)(10) election (including, but not limited to, IRS Forms 8023 and 8883 and any similar forms under applicable state or local law).   The Shareholder and LKQ shall report and cause the Company to report the acquisition by LKQ of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) election and shall take no position contrary thereto or inconsistent therewith on any income, transfer or gains tax return before any governmental body charged with the collection of any such Tax or in any judicial proceeding that is in any manner inconsistent with the terms of any such allocation without the written consent of the other in each instance.  The purchase price allocation for the purchase of the Shares as shown on Exhibit D shall be reported on the Forms 8023 and 8883 that will be included in the Section 338(h)(10) Forms, and neither LKQ nor the Shareholder shall take a position on any income, transfer or gains tax return, before any governmental agency charged with the collection of any such Tax or in any judicial proceedings that is in any manner inconsistent with any such allocation without the written consent of the other in each instance.  If any federal, state, local, or foreign taxing authority challenges the allocation, the party receiving notice of such challenge shall give the other party hereto prompt written notice of such challenge, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the allocation.  LKQ shall bear the costs arising out of any challenge of the purchase price allocation by a taxing authority.  LKQ shall prepare and deliver to the Shareholder the Forms 8023 and 8883 to be executed by the Shareholder at the Closing or thereafter.  LKQ shall execute such Forms and they shall be filed with the FTRs no later than their due date.

10.2.4                  LKQ and the Shareholder shall each bear their own expenses and professional fees in connection with the matters described in this Section 10.2.

10.3  Other Agreements.

10.3.1 The employee of the Company who currently does work for the Shareholder and processes the payment of his personal bills (or a substitute employee) will continue to do that work for him after the Closing, and after the Closing the Shareholder will promptly pay the Companies an hourly rate for her time spent on those activities based on her fully loaded rate of compensation.  The Shareholder may terminate the foregoing arrangement at any time.  The Shareholder may continue to use his current office, without rent, during the first year after the Closing.  LKQ will cause the Companies to continue their current employee health care plans for 18 months after the Closing.  Prior to the Closing Date the following will occur:  (i) Shareholder will advise LKQ of the amount of discretionary bonuses Shareholder desires to be paid to key employees of the Company (the “Discretionary Bonuses”);  (ii) Shareholder and LKQ will agree, each in their reasonable judgment, upon the amount of the Christmas bonuses to be paid in December, 2004 (the “Christmas Bonuses”), which shall be an amount reasonably commensurate with the Christmas bonuses paid in 2003, adjusted for changes in the Company since that time; and (iii) Shareholder and LKQ will agree, each in their reasonable judgment, upon the amount of bonuses to be paid to the three management level employees based on the formula applied by the Company in 2003 and based on the reasonably projected year end results for the operations of the Company as of December 31, 2004 (the “Management Bonuses”).  Immediately prior to the Closing, the Company is authorized to accrue as an expense the sum of the following: (i) the total amount of the Discretionary Bonuses; and (ii) 83% of the Christmas Bonuses and the Management Bonuses.  LKQ agrees to cause the Company to: (a) pay the Discretionary Bonuses as soon as practicable after the Closing; (b) pay the Christmas Bonuses at the customary time; and (c) pay the Management Bonuses between January 2, 2005 and January 15, 2005.

10.3.2  Notwithstanding anything to the contrary contained in this Agreement,

(a) with respect to Beaverton, all of the representations and warranties made by the Shareholder in Section 4.7.4 and Section 4.20 shall be deemed to have been made subject to the Company’s knowledge.

(b) with respect to the pending lawsuits set forth in Section 4.15 of the Disclosure Schedule (the “Pending Lawsuits”), counsel  retained and paid by the Company’s insurance carrier shall defend the Company in each of the Pending Lawsuits until each such lawsuit is settled or subject to a final and unappealable judgment or order.  The Company will not incur any liability arising out of any of the Pending Lawsuits.

11.                               Miscellaneous

11.1                        Amendment and Modification.  The parties hereto may amend, modify and supplement this Agreement only in such manner as may be agreed upon by them in writing signed by both parties.

11.2                        Expenses.  Except as otherwise specifically provided in this Agreement, the parties agree that whether or not the sale of the Shares is consummated, LKQ will pay and bear all of the expenses incurred by it, and the Shareholder will bear all of the expenses incurred by the Company and the Shareholder in connection with the acquisition contemplated by this Agreement, including but not limited to legal, tax, and accounting related expenses.  The cost of any environmental site assessment conducted by LKQ will be borne equally by LKQ and the Shareholder.

11.3                        Certain Definitions.  For purposes of this Agreement:

11.3.1  The “knowledge” of a party shall include anything which the officers, shareholders or directors of such party or any of its subsidiaries actually know or, in the non-negligent performance of their regular duties or in their capacities as such officers, shareholders or directors reasonably should know.

11.3.2  An “affiliate” means with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

11.3.3  ”Material Adverse Effect” means, when used in connection with LKQ or the Company, any effect that either individually, or in the aggregate with all other such effects relating to the same occurrence, factual circumstance or situation, is materially adverse to the business, assets, properties, condition (financial or otherwise), results of operations or business prospects of such party and its subsidiaries taken as a whole.

11.3.4  A “person” shall include an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.

11.3.5  A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

11.4                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.  In the event of any assignment of this Agreement, the assignor shall not be released from its or his obligations under this Agreement.

11.5                        Entire Agreement.  This instrument, the exhibits attached hereto and the Disclosure Schedule contain the entire agreement of the parties hereto with respect to the sale of the Shares and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof.  Any reference herein to this Agreement shall be deemed to include the exhibits attached hereto and the Disclosure Schedule.

11.6                        Headings.  The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11.7                        Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

11.8                        Notices.  Any notice, request, information or other document to be given hereunder shall be in writing.  Any notice, request, information or other document shall be deemed duly given four business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

If to the Shareholder:

Fred J. Hopp
2910 South Brandywine Drive
West Linn, Oregon  97068
Fax:  (503) 650-2913

with a copy to:

Ball Janik LLP
101 SW Main Street
Suite 1100
Portland, Oregon  97204
Attn:  Stephen T. Janik
Fax:  (503) 295-1058

If to LKQ:

LKQ Corporation
120 North LaSalle Street, Suite 3300
Chicago, Illinois  60602
Attention:  General Counsel
Fax:  (312) 621-1969

with a copy to:

Bell, Boyd & Lloyd
70 West Madison Street, Suite 3300
Chicago, Illinois  60602-4207
Attention:  J. Craig Walker
Fax: (312) 372-2098

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, facsimile transmission, telex or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

11.9                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed wholly therein.

11.10                 Venue and Submission to Jurisdiction

To the extent any dispute arises under this Agreement that is not covered by the arbitration provisions of Section 9.1.4 or Section 9.2.3, the following provisions shall apply:

11.10.1  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by the Shareholder to enforce his rights under this Agreement or any of the other agreements contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois (Eastern Division) or in the Circuit Court of Cook County, Illinois.

11.10.2  In order to facilitate the ability of the Shareholder to enforce his rights under this Agreement and other agreements contemplated hereby in accordance with subsection 11.10.1, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the Northern District of Illinois (Eastern Division) and the Circuit Court of Cook County, Illinois and (ii) expressly agrees that service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the Illinois Long-Arm Statute, Chap. 735 Paragraph 5/2-209 Ill. Comp. Stat. (1997) and the Rules of the Court pertaining thereto.

11.10.3  To the maximum extent possible under applicable law and rules of civil procedure, each of the parties agrees that any action brought by LKQ to enforce its rights under this Agreement, or any of the other agreements contemplated hereby, shall be brought in the United States District Court for the District of Oregon or in the Multnomah County, Oregon Court.

11.10.4  In order to facilitate the ability of LKQ to enforce its rights under this Agreement and the other agreements contemplated hereby in accordance with subsection 11.10.3, each of the parties hereby (i) expressly submits himself or itself, as the case may be, for such purpose only, to the personal jurisdiction of the United States District Court for the District of Oregon or the Multnomah County, Oregon Court and (ii) expressly agrees that the service of process may be had upon such person pursuant to the rules pertaining to service of process contained in the applicable Oregon Long-Arm Statute.

11.11                 Further Assurances.  In the event that at any time after the Closing Date further action is necessary to carry out the purposes of this Agreement, the parties shall take all such necessary action.

11.12                 Drafting.  This Agreement is deemed to have been drafted jointly by the parties and any uncertainty or ambiguity shall not be construed for or against any party as a result of the attribution of drafting to any party.

11.13                 Gender. Any reference to the male gender herein shall not be interpreted as excluding the female or neuter gender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LKQ CORPORATION

By	/s/ Mark T. Spears

Title	Senior Vice President and Chief Financial Officer

SHAREHOLDER:

/s/ Fred J. Hopp
Fred J. Hopp